                                                                   EXHIBIT-99.1


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Metal Management, Inc.

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity included in the Company's Form 10-K for the year ended March 31, 1998 present fairly, in all material respects, the financial position of Metal Management, Inc. and its subsidiaries at March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1998, the five months ended March 31, 1996 and for the year ended October 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 15, on May 28, 1998 Metal Management, Inc. merged with R&P Holdings, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Metal Management, Inc. and R&P Holdings, Inc.

In our opinion, based upon our audits, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Metal Management, Inc. and its subsidiaries at March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1998, the five months ended March 31, 1996 and for the year ended October 31, 1995, in conformity with generally accepted accounting principles. These supplementary financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these supplementary financial statements based on our audits. We conducted our audits of these supplementary statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the supplementary financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplementary financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Chicago, Illinois
May 28, 1998

                             METAL MANAGEMENT, INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)



                                                     YEAR ENDED      FIVE MONTHS ENDED     YEAR ENDED          YEAR ENDED
                                                  OCTOBER 31, 1995    MARCH 31, 1996     MARCH 31, 1997      MARCH 31, 1998
                                                  ----------------    --------------     --------------      --------------
NET SALES                                         $      112,775      $       36,366     $      141,830     $      570,035
Cost of sales                                            104,960              34,907            130,423            517,894
                                                  --------------      --------------     --------------     --------------
Gross profit                                               7,815               1,459             11,407             52,141

OPERATING EXPENSES:
  General and administrative                               6,291               2,311             10,387             28,191
  Depreciation and amortization                              154                 110              2,525             10,271
  Non-recurring expenses (Note 5)                              0                   0                  0             33,710
                                                  --------------      --------------     --------------     --------------
Total operating expenses                                   6,445               2,421             12,912             72,172
                                                  --------------      --------------     --------------     --------------
Operating income (loss) from continuing
operations                                                 1,370                (962)            (1,505)           (20,031)

Income (loss) from joint ventures                          1,038                (362)               436                370
Interest expense                                          (1,223)               (514)            (2,304)            (9,995)
Interest and other income, net                               627                 233                363                366
                                                  --------------      --------------     --------------     --------------
Income (loss) from continuing operations before
  income taxes and discontinued operations                 1,812              (1,605)            (3,010)           (29,290)
Provision (benefit) for income taxes                         674                (652)              (903)              (527)
                                                  --------------      --------------     --------------     --------------
Income (loss) from continuing operations                   1,138                (953)            (2,107)           (28,763)

Discontinued operations (Note 4):
  Gain on sale of discontinued operations,
   net of income taxes                                         0                   0                502                200
  Income (loss) from discontinued operations,
   net of income taxes                                    (2,698)                 22                345                  0
                                                  --------------      --------------     --------------     --------------
Net loss                                                  (1,560)               (931)            (1,260)           (28,563)
Accretion of preferred stock to redemption
value                                                          0                   0                  0                (57)
Non-cash beneficial conversion feature of
convertible preferred stock                                    0                   0                  0             (5,592)
Preferred stock dividends                                      0                   0                  0             (1,451)
                                                  --------------      --------------     --------------     --------------
Net loss applicable to Common Stock               $       (1,560)     $         (931)    $       (1,260)    $      (35,663)
                                                  ==============      ==============     ==============     ==============

BASIC EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations        $         0.18      $        (0.15)    $        (0.21)    $        (1.73)
  Gain on sale of discontinued operations                   0.00                0.00               0.05               0.01
  Income (loss) from discontinued operations               (0.44)               0.00               0.04               0.00
                                                  --------------      --------------     --------------     --------------
  Net loss applicable to Common Stock             $        (0.26)     $        (0.15)    $        (0.12)    $        (1.72)
                                                  ==============      ==============     ==============     ==============
  Weighted average shares outstanding                      6,160               6,334             10,141             20,762

DILUTED EARNINGS (LOSS) PER SHARE:
  Income (loss) from continuing operations        $         0.18      $        (0.15)    $        (0.21)    $        (1.73)
  Gain on sale of discontinued operations                   0.00                0.00               0.05               0.01
  Income (loss) from discontinued operations               (0.44)               0.00               0.04               0.00
                                                  --------------      --------------     --------------     --------------
  Net loss applicable to Common Stock             $        (0.26)     $        (0.15)    $        (0.12)    $        (1.72)
                                                  ==============      ==============     ==============     ==============
  Weighted average diluted shares outstanding              6,160               6,334             10,141             20,762

Dividends declared per share of Common Stock      $         0.15      $         0.00     $         0.00     $         0.00


   See accompanying notes to Supplementary Consolidated Financial Statements.

                             METAL MANAGEMENT, INC.
                    SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)


                                                                    MARCH 31, 1997    MARCH 31, 1998
                                                                    --------------    --------------
                              ASSETS
Current assets:
 Cash and cash equivalents                                           $        5,768   $        4,464
 Accounts receivable, net                                                    26,972          122,404
 Inventories                                                                 13,408           61,942
 Prepaid expenses and other assets                                            2,232            5,961
 Deferred taxes                                                                 351            2,608
                                                                     --------------   --------------
          Total current assets                                               48,731          197,379

Property and equipment, net                                                  21,262          109,886
Goodwill and other intangibles, net                                          23,484          186,503
Investments in joint ventures                                                   622            7,496
Other assets                                                                    602            1,162
                                                                     --------------  ---------------
          Total assets                                               $       94,701  $       502,426
                                                                     ==============  ===============

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Operating lines of credit                                           $       19,056  $             0
 Accounts payable                                                            13,098           66,845
 Other accrued liabilities                                                    2,896           17,076
 Current portion of notes payable to related parties                         12,575           10,830
 Current portion of long-term debt                                           10,813            1,047
                                                                     --------------  ---------------
          Total current liabilities                                          58,438           95,798

Long-term notes payable to related parties, less current portion              1,620           31,762
Long-term debt, less current portion                                          3,974          107,827
Deferred taxes                                                                1,674           11,922
Other liabilities                                                             1,815            2,339
                                                                     --------------  ---------------
          Total liabilities                                                  67,521          249,648
Commitments and contingencies (Note 15)

Stockholders' equity:
Preferred Stock, $.01 par value -- 4,000,000 shares authorized:
 Convertible preferred stock -- Series A, $1,000 stated value;
   25,759 shares issued; 15,094 shares outstanding                                0           13,981
 Convertible preferred stock-- Series B, $1,000 stated value;
   20,000 shares issued and outstanding                                           0           19,027
Common Stock, $.01 par value-- 80,000,000 shares authorized;
 11,189,566 and 34,080,830 issued and outstanding at March 31,
   1997 and 1998, respectively                                                  112              341
Warrants, 2,015,038 and 8,224,540 exercisable into Common
    Stock at March 31, 1997 and 1998, respectively                            1,351           45,870
Additional paid-in-capital                                                   16,688          200,180
Minimum pension liability                                                       (43)             (30)
Retained earnings (deficit)                                                   9,072          (26,591)
                                                                     --------------  ---------------
          Total stockholders' equity                                         27,180          252,778
                                                                     --------------  ---------------
     Total liabilities and stockholders' equity                      $       94,701  $       502,426
                                                                     ==============  ===============

   See accompanying notes to Supplementary Consolidated Financial Statements.

                             METAL MANAGEMENT, INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   YEAR ENDED     FIVE MONTHS
                                                   OCTOBER 31,       ENDED         YEAR ENDED      YEAR ENDED
                                                      1995      MARCH 31, 1996   MARCH 31, 1997  MARCH 31, 1998
                                                  -----------  ------------------------------------------------
CASH FLOWS FROM CONTINUING OPERATIONS:
Net income (loss) from continuing operations         $1,138        $  (953)         $(2,107)       $ (28,763)
Adjustments to reconcile net income (loss)
  from continuing operations to cash flows
  from continuing operations:
    Depreciation and amortization                       154            110            2,525           10,271
    Non-cash, non-recurring expenses                      0              0                0           32,055
    Deferred income taxes                               601            (63)          (1,012)          (2,614)
    Undistributed partnership earnings               (1,038)           362             (436)            (370)
    Other                                               (25)             5              284              960
  Changes in assets and liabilities, net of
    acquisitions:
    Accounts and notes receivable                    (8,806)         5,034           (3,982)          (1,843)
    Inventories                                      (4,176)         3,313              886           17,226
    Accounts payable                                  2,663         (1,635)             790          (21,498)
    Other                                                77           (149)           1,309           (3,430)
                                                     ------        --------         -------        ---------
Cash flows from continuing operations                (9,412)         6,024           (1,743)           1,994

CASH FLOWS PROVIDED (USED) BY INVESTING
ACTIVITIES:
  Marketable securities matured                       1,524            637            2,794               10
  Purchases of property and equipment, net             (668)           (76)          (3,281)          (7,569)
  Acquisitions, net of cash acquired                      0              0           (2,545)         (43,905)
  Other                                                 867              0               67              675
                                                     ------        -------          -------        ---------
Net cash provided (used) by investing activities      1,723            561           (2,965)         (50,789)

CASH FLOWS PROVIDED (USED) BY FINANCING
ACTIVITIES:
  Net borrowings (repayments) on lines-of-credit        277            (44)          (1,052)          15,200
  Issuances of long-term debt                         9,191              0            7,985           21,343
  Repayments of long-term debt                            0         (5,930)          (2,699)         (74,546)
  Issuances of Common Stock, net                        276            288              317           42,196
  Issuances of convertible preferred stock, net           0              0                0           42,846
  Payment of cash dividends                            (920)             0                0                0
                                                     ------        -------          -------        ---------
Net cash provided (used) by financing activities      8,824         (5,686)           4,551           47,039
                                                     ------        -------          -------        ---------


CASH FLOWS FROM DISCONTINUED OPERATIONS, NET
  OF DIVESTITURE PROCEEDS                             1,285           (831)           2,751              452
                                                      -----          -----          -------        ---------

Net increase (decrease) in cash and cash
equivalents                                           2,420             68            2,594           (1,304)
Cash and cash equivalents at beginning of
period                                                  686          3,106            3,174            5,768
                                                     ------        -------          -------        ---------

Cash and cash equivalents at end of  period          $3,106        $ 3,174          $ 5,768        $   4,464
                                                     ======        =======          =======        =========

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                        $1,243        $   467          $ 1,925        $   9,719
Income taxes paid (refunded)                         $   36        $  (119)         $(1,124)       $   2,715


   See accompanying notes to Supplementary Consolidated Financial Statements.

                             METAL MANAGEMENT, INC.
          SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          (in thousands, except shares)

                                             PREFERRED STOCK          COMMON STOCK
                                             ---------------          ------------
                                                                     NUMBER                               ADDITIONAL
                                           SERIES       SERIES         OF                                  PAID-IN-
                                              A           B          SHARES     AMOUNT       WARRANTS      CAPITAL
                                          --------     --------      ------    --------     ----------    ----------
Balance at October 31, 1994            $        0    $        0    6,132,717   $       61   $        0    $    2,823
Exercise of stock options                       0             0       92,000            1            0           244
Pension Plan Adjustment                         0             0            0            0            0             0
Common Stock issued under
 Employee Stock Purchase Plan                   0             0       24,927            0            0            31
Payment of cash dividends                       0             0            0            0            0             0
Net loss                                        0             0            0            0            0             0
                                       ----------    ----------   ----------   ----------   ----------    ----------
Balance at October 31, 1995                     0             0    6,249,644           62            0         3,098

Exercise of stock options                       0             0      108,636            1            0           271
Common Stock issued under
 Employee Stock Purchase Plan                   0             0       11,199            0            0            16
Pension plan adjustment                         0             0            0            0            0             0
Net loss                                        0             0            0            0            0             0
                                       ----------    ----------   ----------   ----------   ----------    ----------
Balance at March 31, 1996                       0             0    6,369,479           63            0         3,385

Equity issued for Acquisitions                  0             0    4,700,000           47        1,049        12,759
Exercise of stock options                       0             0      103,850            2            0           281
 Common Stock issued under
 Employee Stock Purchase Plan                   0             0       16,237            0            0            34
Tax benefit on option exercises                 0             0            0            0            0           107
Other                                           0             0            0            0          302           122
Net loss                                        0             0            0            0            0             0
                                       ----------    ----------   ----------   ----------   ----------    ----------
Balance at March 31, 1997                       0             0   11,189,566          112        1,351        16,688

Issuance of preferred stock, net           23,819        19,027            0            0            0             0
Conversion of preferred stock             (10,211)            0    1,032,874           10            0        10,971
Issuance of Common Stock and
 warrants in private offerings, net             0             0    3,495,588           35        4,450        34,940

Equity issued for acquisitions                  0             0   16,980,579          170       22,496       121,252
Common Stock issued upon
 conversion of debt                             0             0      524,569            5            0         3,634
Exercise of stock options
  and warrants                                  0             0      857,654            9       (3,177)        6,590
Preferred stock dividends                     316             0            0            0            0             0
Non-cash dividend on beneficial
 conversion feature of preferred
 stock                                          0             0            0            0            0         5,592
Warrants issued to employees and
 consultants                                    0             0            0            0       20,750             0
Other                                          57             0            0            0            0           513
Net loss                                        0             0            0            0            0             0
                                       ----------    ----------   ----------   ----------   ----------    ----------
Balance at March 31, 1998                  13,981        19,027   34,080,830   $      341   $   45,870    $  200,180
                                       ==========    ==========   ==========   ==========   ==========    ==========





                                        MINIMUM       RETAINED
                                        PENSION       EARNINGS
                                       LIABILITY      (DEFICIT)       TOTAL
                                       ---------     -----------    --------
Balance at October 31, 1994            $       0     $   13,743   $   16,627
Exercise of stock options                      0              0          245
Pension Plan Adjustment                      (61)             0          (61)
Common Stock issued under
 Employee Stock Purchase Plan                  0              0           31
Payment of cash dividends                      0           (920)        (920)
Net loss                                       0         (1,560)      (1,560)
                                       ---------     ----------   ----------
Balance at October 31, 1995                  (61)        11,263       14,362

Exercise of stock options                      0              0          272
Common Stock issued under
 Employee Stock Purchase Plan                  0              0           16
Pension plan adjustment                       16              0           16
Net loss                                       0           (931)        (931)
                                       ---------     ----------   ----------
Balance at March 31, 1996                    (45)        10,332       13,735

Equity issued for Acquisitions                 0              0       13,855
Exercise of stock options                      0              0          283
 Common Stock issued under
   Employee Stock Purchase Plan                0              0           34
Tax benefit on option exercises                0              0          107
Other                                          2              0          426
Net loss                                       0         (1,260)      (1,260)
                                       ---------     ----------   ----------
Balance at March 31, 1997                    (43)         9,072       27,180

Issuance of preferred stock, net               0              0       42,846
Conversion of preferred stock                  0              0          770
Issuance of Common Stock and
 warrants in private offerings, net            0              0       39,425

Equity issued for acquisitions                 0              0      143,918
Common Stock issued upon
 conversion of debt                            0              0        3,639
Exercise of stock options
  and warrants                                 0              0        3,422
Preferred stock dividends                      0         (1,451)      (1,135)
Non-cash dividend on beneficial
 conversion feature of preferred
 stock                                         0         (5,592)           0
Warrants issued to employees and
 consultants                                   0              0       20,750
Other                                         13            (57)         526
Net loss                                       0        (28,563)     (28,563)
                                       ---------     ----------   ----------
Balance at March 31, 1998              $     (30)    $  (26,591)  $  252,778
                                       =========     ==========   ==========


   See accompanying notes to Supplementary Consolidated Financial Statements.

                             METAL MANAGEMENT, INC.
            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

Description of business
    Metal Management, Inc., (herein referred to as the "Company" or "MTLM"), formerly General Parametrics Corporation ("GPAR"), a Delaware corporation, and its wholly-owned subsidiaries are principally engaged in the business of collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals. The Company collects industrial scrap and obsolete scrap, processes it into reusable forms, and supplies the recycled metals to its customers, including mini-mills, integrated steel mills, foundries and metals brokers. These services are provided through the Company's 54 recycling facilities located in 12 states. The Company's ferrous products primarily include shredded, sheared, hot briquetted, cold briquetted, bundled scrap and broken furnace iron. The Company also processes non-ferrous metals, including aluminum, stainless steel, copper, brass, titanium and high-temperature alloys, using similar techniques and through application of certain of the Company's proprietary technologies. Prior to April 1996, the Company was engaged in the business of designing, manufacturing and marketing color printers and related color printer consumable products (see Note 4 -- Discontinued Operations).

Change of company name and fiscal year
    On April 9, 1996, the Company changed its name from General Parametrics Corporation to Metal Management, Inc. Effective April 15, 1996, the Company formally changed its Nasdaq stock symbol to "MTLM."

    On April 25, 1996, the Board of Directors of the Company approved a change in the Company's fiscal year end from October 31 to March 31, effective April 1, 1996.

NOTE 2 -- ACCOUNTING POLICIES

Basis of presentation
    The supplementary consolidated financial statements have been prepared to reflect the merger accounted for as a pooling of interest with R&P Holdings, Inc. on May 28th, 1998. These supplementary consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts, transactions and profits have been eliminated in consolidation. Investments in three joint ventures engaged in ferrous and non-ferrous scrap metals recycling, in which the Company, through its subsidiaries, owns 50% interests, are accounted for using the equity method. See
Note 3 - Mergers and Acquisitions.

Reclassifications
    In order to maintain consistency and comparability between periods, certain prior year financial information has been reclassified to conform to the current year presentation. Such reclassifications had no material effect on the previously reported consolidated balance sheet, results of operations or cash flows of the Company.

Uses of estimates
    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

Revenue recognition
    The Company recognizes revenue from processed product sales at the time of shipment. Revenue relating to brokered sales are generally recognized upon receipt of the materials by the customer.

Income taxes

      The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Income tax benefits related to non-qualified stock option exercises are credited to additional paid-in-capital when realized.


Earnings (loss) per common share
    During fiscal 1998, the Company adopted SFAS No. 128, "Earnings Per Share." SFAS No. 128 established requirements for the computation of basic earnings per share and diluted earnings per share. Earnings per share amounts for prior periods have been restated to conform with SFAS No. 128.

Cash and cash equivalents
    Highly liquid investments with original maturities of three months or less are classified as cash equivalents.

Accounts receivable
    Accounts receivable represents amounts due from customers on product and broker sales. Reserves for uncollectible accounts and for tonnage variances were approximately $0.1 million and $1.6 million at March 31, 1997 and 1998, respectively.

Property and equipment
    Property and equipment is recorded at cost less accumulated depreciation. Major renewals and improvements are capitalized while repairs and maintenance are expensed as incurred. Property and equipment acquired in purchase transactions are recorded at its estimated fair value at the time of the acquisition. Depreciation is determined for financial reporting purposes using the straight-line method over the following estimated useful lives: 10 to 40 years for buildings and improvements, 3 to 15 years for operating machinery and equipment, 2 to 10 years for furniture and fixtures and 3 to 15 years for automobiles and trucks. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations.

Goodwill and other intangible assets
    Goodwill represents the excess of purchase consideration paid over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over a period of 40 years. Non-compete agreements are amortized on a straight-line basis over the period of the non-compete agreements, generally 8 to 10 years. Other intangible assets are amortized on a straight-line basis over the lesser of their legal or estimated useful lives. The following items comprised the balance at March 31 (in thousands):


                                                              1997              1998
                                                              ----              ----
                  Goodwill                              $       21,653   $      184,167
                  Non-compete agreements                         1,403            3,236
                  Deferred financing costs                           0              890
                  Other intangibles                                979            1,778
                                                       ---------------  ---------------
                                                                24,035          190,071
                  Less-- accumulated amortization                 (551)          (3,568)
                                                       ---------------  ---------------
                                                       $        23,484  $       186,503
                                                       ===============  ===============

    Amortization expense for the year ended March 31, 1997 and 1998 was $0.5 million and $3.5 million, respectively. The Company assesses the recoverability of its goodwill and intangible assets on an annual basis or whenever events or changes in circumstances or business climate indicate that expected undiscounted future cash flows may not be sufficient to recover the recorded goodwill and intangible assets. During fiscal 1998, the Company recognized a charge of approximately $9.3 million relating to unamortized goodwill resulting from the Company's acquisition of its EMCO subsidiary.

Impairment of long-lived assets
    During fiscal 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 is applicable for most long-lived assets, identifiable intangibles and goodwill related to those assets.

Financial instruments
    The carrying values of financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate the related fair values because of the relatively short maturity of these instruments. The carrying values of line of credit borrowings, notes payable to related parties and long-term debt, including the current portion, approximate the related fair values as the stated interest rates approximate market rates.

Concentration of credit risk
    Financial instruments that potentially subject the Company to significant concentration of credit risk are primarily trade accounts receivable. The Company sells its products primarily to scrap metal brokers and steel mills located in the United States. Generally, the Company does not require collateral or other security to support customer receivables. Historically, the Company's wholly-owned subsidiaries have not experienced material losses from the noncollection of accounts receivables.

    For the year ended March 31, 1998, the Company's 10 largest customers represented approximately 37.6% of consolidated net sales. These customers comprised approximately 33.1% of accounts receivable at March 31, 1998. No single customer accounted for more than 10% of consolidated net sales.

Recent Accounting Standards
    SFAS No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board ("FASB") in June 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt SFAS No. 130 in fiscal 1999 and does not expect the impact to be material to the Company.

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued by the FASB in June 1997. This Statement establishes standards for reporting of selected information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is currently evaluating the impact of SFAS No. 131.

    SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued by the FASB in February 1998. This Statement revises employers' disclosures about pension and other postretirement benefit plans. The Company will adopt SFAS No. 132 in fiscal 1999 and does not expect the impact to be material to the Company.

NOTE 3 -- MERGERS AND ACQUISITIONS

Mergers accounted as Pooling of Interests
     On May 28, 1998, R&P Holdings, Inc., ("Bluestone") merged with the Company through a tax free stock for stock exchange. The Company issued 1,034,826 shares of Common Stock in exchange for all the outstanding common stock of Bluestone. The merger is accounted for as a pooling of interests. Accordingly, except for adjustments to reflect conformed accounting policies, the historical financial statements of the two companies have been combined in the supplementary consolidated financial statements. Merger related expenses will be recognized as a one time charge in the first quarter of fiscal 1999.

     The following presents net sales and net income (loss) applicable to Common Stock for the periods presented. The only conforming accounting adjustment changes Bluestone's inventory valuation methodology from a LIFO basis to a FIFO basis (in thousands):


                                                           YEAR ENDED
                                                            OCTOBER         FIVE MONTHS       YEAR ENDED        YEAR ENDED
                                                            31, 1995      MARCH 31, 1996    MARCH 31, 1997    MARCH 31, 1998
                                                            --------      --------------    --------------    --------------
    NET SALES:
      The Company - historical                           $            0    $            0   $       65,196    $      479,707
      Bluestone                                                 112,775            36,366           76,634            90,328
                                                         --------------    --------------   --------------    --------------
      Combined                                           $      112,775    $       36,366   $      141,830    $      570,035
                                                         ==============    ==============   ==============    ==============



    NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:
      Net income (loss) from continuing operations
      The Company - historical                           $          261    $          (16)  $       (2,010)   $      (35,713)
      Bluestone                                                    (538)             (535)             516               340
      Conforming accounting adjustments, net of tax               1,415              (402)            (613)             (490)
                                                         --------------    --------------   --------------    --------------
         Net income (loss) from continuing operations             1,138              (953)          (2,107)          (35,863)
      Net income (loss) from discontinued operations             (2,698)               22              847               200
                                                         --------------    --------------   --------------    --------------
      Combined                                           $       (1,560)   $         (931)  $       (1,260)   $      (35,663)
                                                         ==============    ==============   ==============    ==============

    BASIC AND DILUTED EARNINGS PER SHARE                 $        (0.48)   $         0.00   $        (0.13)   $        (1.80)
      The Company - historical                           ==============    ==============   ==============    ==============
      Combined                                           $        (0.26)   $        (0.15)  $        (0.12)   $        (1.72)
                                                         ==============    ==============   ==============    ==============


Mergers and Acquisitions accounted as Purchase transactions during fiscal 1997:

    - In April 1996, the Company merged with EMCO Recycling Corp. ("EMCO"), headquartered in Phoenix, Arizona.

    - In January 1997, the Company acquired five companies comprising the MacLeod Group ("MacLeod"), headquartered in SouthGate, California. The MacLeod Group is comprised of MacLeod Metals Co., California Metals Recyling, Inc., Trojan Trading Co., Firma, Inc. and Firma Plastics Co., Inc.

    - In January 1997, the Company acquired HouTex Metals Company, Inc. ("HouTex"), headquartered in Houston, Texas.

    The purchase consideration for the acquisitions completed during fiscal 1997 was as follows (in thousands):


                                                          EMCO            MACLEOD           HOUTEX            TOTAL
       Shares of restricted Common Stock issued                3,500              725               475            4,700
       Warrants issued to purchase Common Stock                1,000              175               310            1,485

       Cash paid, including transaction costs        $         2,219   $        1,119   $         1,121  $         4,459
       Value of Common Stock issued                            8,807            2,330             1,669           12,806
       Value of warrants issued                                  316              137               596            1,049
       Promissory notes issued                                     0            6,600             6,655           13,255
       Other liabilities incurred                              1,403                0                 0            1,403
                                                     ---------------   --------------   ---------------  ---------------
                 Total purchase consideration        $        12,745   $       10,186   $        10,041  $        32,972
                                                     ===============   ==============   ===============  ===============

Mergers and Acquisitions accounted as Purchase transactions during fiscal 1998:

    - In May 1997, the Company acquired Reserve Iron & Metal L.P. ("Reserve"). Reserve operates two processing facilities in Cleveland, Ohio and Chicago, Illinois and has a 50% interest in a joint venture which operates in Atalla, Alabama.

    - In June 1997, the Company acquired four companies under common ownership comprising The Isaac Group ("Isaac"), headquartered in Maumee, Ohio. The Isaac Group is comprised of Ferrex Trading Corporation, the Isaac Corporation, Paulding Recycling, Inc. and Briquetting Corporation of America.

    - In August 1997, the Company acquired Proler Southwest, Inc. and Proler Steelworks, L.L.C. (collectively "Proler"). Proler operates a facility in Houston, Texas and Jackson, Mississippi.

    - In December 1997, the Company acquired Cozzi Iron & Metal, Inc. ("Cozzi") headquartered in Chicago, Illinois. Cozzi also operates facilities in East Chicago, Indiana and Pittsburgh, Pennslyvania and has a 50% interest in a joint venture which operates in Memphis, Tennessee. In December 1997, the Company, through its Cozzi subsidiary, acquired Kankakee Scrap Corporation, located in Kankakee, Illinois.

    - In January 1998, the Company acquired Houston Compressed Steel Corp., headquartered in Houston, Texas.

    - In January 1998, the Company, through its Cozzi subsidiary, purchased Newell Phoenix, L.L.C.'s 50% membership interest in Salt River Recycling, L.L.C. ("Salt River"). At the time of the acquisition, Cozzi owned a 50% membership interest in Salt River.

    - In January 1998, the Company purchased substantially all of the assets of Aerospace Metals, Inc. ("Aerospace"), and certain of its affiliates headquartered in Hartford, Connecticut.

    - In February 1998, the Company, through its Cozzi subsidiary, acquired substantially all of the assets of Accurate Iron and Metal, located in Chicago, Illinois.

    - In March 1998, the Company, through its Metal Management Arizona subsidiary, acquired certain assets of Ellis Metals, Inc., ("Ellis Metals") headquartered in Tucson, Arizona.

    - In March 1998, the Company acquired Superior Forge, Inc., headquartered in Huntington Beach, California.

    The purchase consideration for the acquisitions completed during fiscal 1998 was as follows (in thousands):


                                      RESERVE       ISAAC       PROLER        COZZI      AEROSPACE       OTHER         TOTAL
                                      -------       -----       ------        -----      ---------       -----         -----
      Shares of restricted
        Common Stock issued                   0        1,943        1,750       11,500           403         1,385       16,981
      Warrants issued to purchase
        Common Stock                      1,400          462          375        1,500             0           120        3,857

      Cash paid, including
        transaction costs           $     6,589  $       536  $     7,760  $     7,807   $    14,802  $      7,866  $    45,360
      Value of Common Stock
        issued                                0       21,049       11,130       65,864         5,318        18,060      121,421
      Value of warrants issued            8,118        4,862        1,574        7,505             0           368       22,427
      Promissory notes issued             1,542       36,547       10,500            0             0         1,991       50,580
                                    -----------  -----------  -----------  -----------   -----------  ------------  -----------
                Total purchase
                  consideration     $    16,249  $    62,994  $    30,964  $    81,176   $    20,120  $     28,285  $   239,788
                                    ===========  ===========  ===========  ===========   ===========  ============  ===========

    The purchase consideration was allocated as follows at March 31 (in thousands):

                                                                1997              1998
                                                                ----              ----
      Fair value of tangible assets acquired               $       35,399    $      262,426
      Goodwill                                                     21,653           170,422
      Identifiable intangibles                                      1,403             1,834
      Liabilities assumed                                         (25,483)         (195,569)
      Stock and warrants issued                                   (13,855)         (143,848)
      Promissory notes and other consideration issued             (14,658)          (50,580)
                                                          ---------------   ---------------
      Cash paid                                                     4,459            44,685
        Less: cash acquired                                        (1,914)             (780)
                                                          ---------------   ---------------
      Net cash paid for acquisitions                      $         2,545   $        43,905
                                                          ===============   ===============

     The above transactions have been accounted for by the purchase method of accounting and are included in the Company's results of operations from the effective date of each respective acquisition. The purchase price was allocated based on estimates of the fair value of assets acquired and liabilities assumed. These estimates may be revised as necessary when information becomes available to finalize amounts allocated to assets acquired and liabilities assumed. The allocation period varies by acquisition but does not usually exceed one year. It is not expected that the finalization of purchase accounting will have any significant effect on the financial position or results of operations of the Company.

    The following unaudited pro forma information presents a summary of consolidated results of operations of the Company, MacLeod, HouTex, Reserve, Isaac, Proler, Cozzi, and Aerospace after giving effect to the merger of Bluestone and as if these acquisitions had occurred on April 1, 1996. The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in basis of the fixed assets and additional amortization expense as a result of goodwill. The unaudited pro forma information for the years ended March 31, 1997 and 1998 was as follows (in thousands, except per share data):


                                                                       1997                  1998
                                                                       ----                  ----
         Net sales                                               $      773,671       $      857,053
         Net income (loss) from continuing operations
          applicable to Common Stock                             $          626       $      (38,046)
         Basic and diluted net income (loss) from continuing
         operations applicable to Common Stock                   $         0.02       $        (1.12)


     The pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions been in effect on April 1, 1996. In addition to the completed acquisitions, the Company is in various stages of negotiation to acquire a number of additional scrap metals recycling and related operations.

    See Note 17 -- Subsequent Events and Note 18 -- Events (Unaudited) Subsequent to Date of Accountants' Report

NOTE 4 -- DISCONTINUED OPERATIONS

    During the second and third quarter of fiscal 1997, the Company sold its computer printer and related products business for approximately $1.3 million in cash and other contingent consideration in the form of royalties on future product sales. Accordingly, the operating results and gain on sale have been classified as discontinued operations for all periods presented in the financial statements.

    Net revenues recognized for the discontinued operations were $9.5 million, $3.1 million and $2.3 million for the year ended October 31, 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Additional consideration from royalty income is being recognized as earned and is reported as an additional gain on sale of discontinued operations.

    Income tax provision (benefit) for the discontinued operations were approximately ($551,000), $52,000, and ($307,000) for the year ended October 31, 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Income tax provision (benefit) for the gain on sale of assets of discontinued operations was ($15,000) and $133,000 for the years ended March 31, 1997 and 1998, respectively.

NOTE 5 -- NON-RECURRING EXPENSES

    During fiscal 1998, the Company recorded the following non-recurring pre-tax charges (in thousands):


    Non-cash warrant compensation expense          $        19,050
    Severance and other termination benefits                 2,814
    EMCO shutdown                                           11,846
                                                   ---------------
                                                   $        33,710
                                                   ===============

    On December 1, 1997, the Company issued warrants to purchase 1,655,000 shares of Common Stock at exercise prices ranging from $4.00 per share to $12.00 per share. These warrants were issued to certain officers, employees and an outside director. The warrants, for accounting purposes, were valued using the "intrinsic value method" as prescribed under Accounting Practice Board (APB) No. 25 "Accounting for Stock Based Compensation".

    On December 1, 1997, the Company entered into a Separation Agreement and a Stock Warrant Settlement Agreement with a former officer resulting in a non-recurring charge totaling $2.8 million comprised of (a) $0.9 million of cash payments, (b) an accrual of $0.2 million for other benefits under the Separation Agreement, and (c) $1.7 million representing the value (calculated in accordance with APB No. 25) of warrants issued to purchase 200,000 shares of Common Stock.

    Upon completion of the Cozzi acquisition in December 1997, the Company adopted a formal plan to shut down its EMCO operations and to transfer certain of EMCO's assets to Salt River Recycling, which the Company will operate under the name of Metal Management Arizona. In connection with the plan to shut down EMCO, the Company recorded a pre-tax charge of approximately $11.8 million, comprised of $9.3 million for the impairment of EMCO goodwill, $2.0 million for the write-down to fair value (less selling costs) of the EMCO fixed assets to be sold or otherwise abandoned, and $0.5 million for other exit-related costs. The costs of transferring EMCO's remaining assets to Metal Management Arizona will be expensed as incurred. The exit plan is expected to be completed by December 31, 1998.

NOTE 6 -- INVENTORIES

    Inventories for all periods presented are stated at the lower of cost or market. Cost is determined principally on the average cost method. Inventories consisted of the following categories and amounts at March 31 (in thousands):


                                        1997             1998
                                        ----             ----
Ferrous metals                     $        2,707    $       35,934
Non-ferrous metals                          9,747            25,222
Other                                         954               786
                                  ---------------   ---------------
                                  $        13,408   $        61,942
                                  ===============   ===============

NOTE 7 -- PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following categories and amounts at March 31 (in thousands):

                                                  1997              1998
                                                  ----              ----
Land and improvements                         $        5,790   $       18,915
Buildings and improvements                             3,749           16,143
Operating machinery and equipment                     13,747           73,167
Automobiles and trucks                                 3,063           10,569
Furniture and fixtures                                 1,300            2,306
Construction in progress                                   0            1,749
                                             ---------------  ---------------
                                                      27,649          122,849
Less-- accumulated depreciation                       (6,387)         (12,963)
                                             ---------------  ---------------
                                             $        21,262  $       109,886
                                             ===============  ===============

    Depreciation expense for property and equipment was $2.0 million and $7.4 million for the years ended March 31, 1997 and 1998, respectively. During the current fiscal year, the Company wrote off approximately $2.0 million of net fixed assets at its EMCO subsidiary. See Note 5 -- Non-recurring expenses.

NOTE 8 - INVESTMENT IN JOINT VENTURES

     During fiscal 1998, the Company owned 50% interests in three joint ventures which processed and sold ferrous and nonferrous metals. Individually and in the aggregate, these joint ventures were not material to the Company's fiscal 1998 consolidated financial position or results of operations.

     Prior to fiscal 1998, the Company, through Bluestone, owned a 50% interest in one joint venture. At March 31, 1997, the Company had accounts receivable of approximately $2.2 million from the joint venture and had accounts payable of approximately $0.8 million to the joint venture. In addition, sales from the Company to the joint venture were $10.1 million, $1.4 million and $4.4 million for the year ended October 31, 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Sales from the joint venture to the Company were approximately $1.8 million, $0.6 million and $3.0 million for the year ended October 31, 1995, the five months ended March 31, 1996 and the year ended March 31, 1997, respectively. Summarized financial information for the joint venture follows (in thousands):

                                              YEAR ENDED
                                             OCTOBER 31,       FIVE MONTHS       YEAR ENDED
                                                 1995         MARCH 31, 1996   MARCH 31, 1997
                                                 ----         --------------   --------------
Net sales                                    $       20,888   $        4,498    $       15,727
Cost of sales and other expense                      18,812            5,222            14,855
                                             --------------   --------------    --------------
Net income (loss)                            $        2,076   $         (724)   $          872
                                             ==============   ==============    ==============
Company's share of net income (loss)         $        1,038   $         (362)   $          436
                                             ==============   ==============    ==============

                                               MARCH 31, 1997
                                               --------------
Current assets                                 $        5,367
Other assets                                                3
                                               --------------
                                                        5,370
Liabilities                                             4,126
                                               --------------
Members' capital                               $        1,244
                                               ==============
Company's share of capital                     $          622
                                               ==============

NOTE 9 -- DEBT

Lines-of-credit
    At March 31, 1997 and 1998, the Company and its wholly-owned subsidiaries had various revolving lines of credit with commercial lenders which provided for revolving credit at interest rates that ranged from 8.5% to 16.5%. The weighted average interest rate on the borrowings outstanding at March 31, 1997 and 1998 was 9.1% and 9.5%, respectively. The lines were secured by substantially all of the assets and stock of the Company's subsidiaries. Availability under the lines of credit is determined primarily based on levels of inventory and accounts receivable. Average borrowings under the various lines of credit during fiscal 1997 and 1998 were approximately $13.9 million and $28.5 million, respectively. Amounts outstanding under the various lines of credit ranged from $10.4 million to $17.5 million during fiscal 1997 and $18.0 million to $57.6 million during fiscal 1998. At March 31, 1998, the Company was in compliance with all covenants under its various lines of credit. These lines were repaid with proceeds from a new long-term credit facility and were terminated subsequent to March 31, 1998, or were consolidated with the new facility. As a result, outstanding balances are classified within long-term debt at March 31, 1998. See subsequent debt transactions below.

Notes payable to related parties
    Notes payable to related parties were issued by the Company for acquisitions or for the purchase of real estate. The Company also assumed notes payable to related parties in connection with certain acquisitions. At March 31, notes payable to related parties were issued to the following (in thousands):


                                                                                  1997             1998
                                                                                  ----             ----
Notes issued for acquisitions:
Former shareholder of MacLeod (interest rate of 8.0% in  1997 and
  8.5% in 1998)                                                             $         6,400   $         2,981
Former shareholders of HouTex (interest rate of 6.0% in 1997),
  secured by a stock pledge agreement                                                 6,655                 0
Former shareholder of Ellis Metals (interest rate of  9.0%)                               0             1,691
Former shareholders of Isaac, due 2/15/00, (interest rate of  8.5% in
  1998), secured by a letter of credit                                                    0            15,965
Former shareholders of Proler (interest rate of 7.0% in  1998)                            0             2,400
Notes assumed in connection with acquisitions:
Former shareholders of Isaac, due 2/15/00, (interest rate of  8.5% in
  1998), secured by a letter of credit                                                    0             5,696
Former shareholder of Cozzi, (interest rate of 6.4% in 1998)                              0            12,719
Former shareholder of Bluestone, (interest rate of 5% in 1997 and 1998)                 190               190
Notes issued for real estate purchases:
Former shareholder of Ellis Metals (interest rate of 9.0% in 1997 and
  1998), secured by real property                                                       950               950
                                                                            ---------------   ---------------
                                                                                     14,195            42,592
Less: current portion                                                               (12,575)          (10,830)
                                                                            ---------------   ---------------
Long-term notes payable to related parties                                  $         1,620   $        31,762
                                                                            ===============   ===============

     During fiscal 1998, certain selling shareholders converted an aggregate $3.6 million of notes payable into 524,569 shares of Common Stock of the Company. See subsequent debt transactions below.

     Scheduled maturities of notes payable to related parties are as follows (in thousands):

FISCAL YEAR ENDING, MARCH 31,


1999                                   $        10,830
2000                                            10,831
2001                                                 0
2002                                                 0
2003 and thereafter                             20,931
                                       ---------------
                                       $        42,592
                                       ===============

Long-term debt
    At March 31, long-term debt consisted of the following (in thousands):


                                                                  1997              1998
                                                                  ----              ----
Term loans, due 1998 to 2001, average interest rate of
  8.45%,  secured by equipment or personal guarantees        $        7,405    $       40,221
Operating lines of credit, average interest rate of 9.5%,
  reclassed to  long-term debt                                            0            58,494
Mortgage loans, due 1998 to 2009, average interest rate
  of 8.23%, secured by real property                                  4,462             2,102
Other debt, due 1998 to 2006, average interest rate of
  7.85%, generally secured by equipment                               2,920             8,057
                                                            ---------------   ---------------
                                                                     14,787           108,874
Less current portion                                                (10,813)           (1,047)
                                                            ---------------   ---------------
Long-term debt                                              $         3,974   $       107,827
                                                            ===============   ===============

    See subsequent debt transactions below. Scheduled maturities of long-term debt are as follows (in thousands):


FISCAL YEAR ENDING, MARCH 31
----------------------------
1999                                 $        1,047
2000                                          1,485
2001                                            757
2002                                            219
2003 and thereafter                         105,366
                                    ---------------
                                    $       108,874
                                    ===============

Subsequent debt transactions

    On March 31, 1998, the Company and its subsidiaries entered into a three year Senior Credit Facility. The Senior Credit Facility, as amended, provides for a revolving credit and letter of credit facility of $250.0 million, subject to borrowing base limitations. The Senior Credit Facility bears interest at a floating rate per annum equal to (at the Company's option):
(i) 1.75% over LIBOR or (ii) 0.5% over the agent lender's prime rate. The Company pays a unused line fee of .375% and is subject to debt covenants including an interest coverage ratio and limitations with respect to capital expenditures. The Senior Credit Facility is available for working capital and general corporate purposes, including acquisitions. The obligations of the Company and its subsidiaries under the Senior Credit Facility are secured by a security interest in substantially all of the assets and properties of the Company and its subsidiaries including pledges of stock of subsidiaries. Availability of loans and letters of credit under the Senior Credit Facility is generally limited to a borrowing base of 85% of eligible accounts receivable, 70% of eligible inventory and a $40 million fixed asset sublimit that amortizes on a quarterly basis.

    On April 1, 1998, the Company borrowed $106.8 million under the Senior Credit Facility to: (i) repay outstanding secured debt of approximately of $96.5 million; (ii) buyout operating leases of approximately $9.3 million; and (iii) pay prepayment penalties of approximately $1.0 million. The prepayment penalties will be reflected as an extraordinary charge in the first quarter of fiscal 1999. Borrowings outstanding under the Senior Credit Facility bore interest at 9.0% as of April 1, 1998.

    On May 13, 1998, the Company issued $180.0 million, 10.0% Senior Subordinated Notes due on May 15, 2008 (the "Notes") in a private placement (the "Subordinated Debt Placement"). Interest on the Notes will be payable semi-annually. The Company received net proceeds of $174.6 million in the Subordinated Debt Placement. The Notes are general unsecured obligations of the Company and are subordinated in right to payment to all senior debt of the Company, including the indebtedness of the Company under the Senior Credit Facility. The Company's payment obligations are jointly and severally guaranteed by the Company's current and certain future subsidiaries. The proceeds of the Notes were used to repay approximately $119.0 million outstanding under the Company's Senior Credit Facility and approximately $19.1 million of notes payable to related parties. The balance of the proceeds were invested in marketable securities held for working capital and general corporate purposes, including acquisitions.

    Except as described below, the Notes are not redeemable at the Company's option prior to May 15, 2003. After May 15, 2003, the Notes are redeemable by the Company at the redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if redeemed during the twelve month period beginning on May 15 of each of the years indicated below:

                 YEAR            PERCENTAGE
                 ----            ----------
        2003                         105%
        2004                         103%
        2005                         102%
        2006 and thereafter          100%

    Also, prior to March 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 110% of the principal amount of the Notes, plus accrued and unpaid interest from the proceeds of one or more sales of Common Stock. The Notes are also redeemable at the option of the holder thereof at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest in the event of certain change of control events with respect to the Company.

    The Indenture governing the Notes (the "Indenture") contains certain covenants that limit, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness (including by way of guarantee), subject to certain exceptions, unless the Company meets a fixed charge ratio of 2 to 1 or certain other conditions apply; (ii) issue certain types of securities containing mandatory redemption rights or which otherwise are redeemable at the option of the holder thereof prior to the maturity of the Notes; (iii) pay dividends or distributions, or make certain types of investments or other payments, unless the Company meets a fixed charge coverage ratio of 2 to 1 and the amount of the dividend or distribution, investment or other payment (together with all such other dividend, distributions, investments or other payments made through the date thereof) is less than 50% of the consolidated net income of the Company from the beginning of the fiscal quarter immediately following the date of the Indenture through the most recently ended fiscal quarter plus the aggregate amount of net equity proceeds received by the Company in such period; (iv) enter into certain transactions with affiliates;
(v) dispose of certain assets, (vi) incur liens securing pari passu or subordinated indebtedness of the Company or (vii) engage in certain mergers and consolidations.

NOTE 10 -- INCOME TAXES

    The provision (benefit) for federal and state income taxes from continuing operations is as follows (in thousands):

                                     OCTOBER 31,         MARCH 31,       MARCH 31,        MARCH 31,
                                        1995               1996            1997             1998
                                        ----               ----            ----             ----
Federal:
  Current                          $           40    $         (469) $           (33)   $        1,179
  Deferred                                    512               (73)            (895)           (1,831)
                                   --------------    --------------  ---------------   ---------------
                                              552              (542)            (928)             (652)
                                   --------------    --------------  ---------------   ---------------
State:
  Current                                      11               (99)             142               908
  Deferred                                    111               (11)            (117)             (783)
                                   --------------    --------------  ---------------   ---------------
                                              122              (110)              25               125
                                   --------------    --------------  ---------------   ---------------
Total tax provision (benefit)      $          674    $         (652) $          (903)  $          (527)
                                   ==============    ==============  ===============   ===============


     The deferred tax liabilities, net of deferred tax assets, are comprised of the following at March 31 (in thousands):

                                                             1997             1998
                                                             ----             ----
  Cash to accrual adjustment                            $          251    $          389
  Non-compete agreements                                             0               795
  Depreciation                                                   2,320            15,237
  Inventory                                                        304                 0
  Other                                                             20                70
                                                       ---------------   ---------------
Gross deferred income tax liabilities                            2,895            16,491
                                                       ---------------   ---------------

  Accounts receivable reserves                                       0              (315)
  Inventory                                                          0               (54)
  Deferred compensation                                            (49)             (759)
  Employee benefit accruals                                        (66)             (403)
  Workers compensation                                               0              (793)
  NOL carryforward                                                (792)                0
  Accrued liabilities                                             (449)             (342)
  Stock based compensation                                        (109)           (4,389)
  Other                                                           (107)             (122)
                                                       ---------------   ---------------
Gross deferred income tax assets                                (1,572)           (7,177)
                                                       ---------------   ---------------
Deferred tax asset valuation allowance                               0                 0
                                                       ---------------   ---------------
                                                       $         1,323   $         9,314
                                                       ===============   ===============

    Realization of deferred tax assets is dependent upon generating sufficient future taxable income in the periods in which the assets reverse or the benefits expire. Although realization is not assured, management believes it is more likely than not that the Company's deferred tax assets will be realized through future taxable earnings. The fiscal 1997 U.S. federal net operating loss carryforward was utilized in fiscal 1998.

    The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective rate is as follows ($ in thousands):


                                                  YEAR ENDED                  5 MONTHS ENDED
                                               OCTOBER 31, 1995       %       MARCH 31, 1996        %
                                               ----------------       -       --------------        -
Normal statutory rate                           $         616       34.0      $        (546)     (34.0)
State income taxes, net of federal benefit                101        5.6                (96)      (6.0)
Tax exempt interest                                       (66)      (3.6)               (18)      (1.1)
Other                                                      23        1.2                  8        0.5
                                                -------------     ------      -------------     ------
Provision (benefit) for income taxes            $         674       37.2      $        (652)     (40.6)
                                                =============     ======      =============     ======


                                               YEAR ENDED MARCH              YEAR ENDED MARCH
                                                   31, 1997           %          31, 1998           %
                                                   --------           -          --------           -
Normal statutory rate                           $      (1,053)     (35.0)     $     (10,251)     (35.0)
State income taxes, net of federal benefit               (128)      (4.3)               230        0.8
Non-deductible goodwill                                   145        4.8                887        3.0
Non-deductible goodwill write-off                           0        0.0              3,259       11.1
Non-deductible stock based compensation                     0        0.0              4,968       17.0
Other                                                     133        4.5                380        1.3
                                                -------------     ------      -------------     ------
Provision (benefit) for income taxes            $        (903)     (30.0)     $        (527)      (1.8)
                                                =============     ======      =============     ======

NOTE 11 -- STOCKHOLDERS' EQUITY

Common Stock
    On November 29, 1997, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 80,000,000.

    During April and May 1997, the Company completed a private sale of 2,025,000 shares of the Company's Common Stock, par value $.01 per share, at $7.25 per share (the "Private Placement"), including the sale of 260,000 shares to certain officers and directors of the Company. The Company received net proceeds of approximately $14.7 million in the Private Placement.

    On December 19, 1997, the Company issued to Samstock, L.L.C., a Delaware limited liability corporation ("Samstock") 1,470,588 shares of the Company's Common Stock, (the "Samstock Shares"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement") between the Company and Samstock. The Company also issued warrants to Samstock exercisable at any time prior to December 18, 2002 for: (i) 400,000 shares of Common Stock at an exercise price of $20.00 per share; and (ii) 200,000 shares of Common Stock at an exercise price of $23.00 per share. The aggregate purchase price of the Samstock Shares and warrants issued to Samstock was approximately $25.0 million.

Convertible Preferred Stock
    The Company's Certificate of Incorporation allows the issuance of up to 4,000,000 shares of preferred stock.

    In accordance with Emerging Issues Task Force (EITF) Topic No. D-60, "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature", the Company recorded a one-time non cash dividend of approximately $5.6 million. EITF Topic No. D-60 requires that a beneficial conversion feature be recognized if preferred stock is convertible into common stock at the lower of a conversion rate fixed at the date of issue or a fixed discount to the common stock's market price at the time of conversion.

    On August 8, 1997, the Company issued 21,000 shares and between August 21, 1997 and September 8, 1997, the Company issued 4,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, stated value of $1,000 per share, (the "Series A Preferred Stock"). Two thousand five hundred shares of the Series A Preferred Stock were purchased by certain officers and a director of the Company. On December 1, 1997, the Company issued an aggregate of 20,000 shares of Series B Convertible Preferred Stock, par value $.01 per share, stated value of $1,000 per share (the "Series B Preferred Stock").

    Dividends on the Series A Preferred Stock and Series B Preferred Stock accrue, whether or not declared by the Board of Directors, at an annual rate of 6.0% and 4.5%, respectively, of the Stated Value of each outstanding share of Series A Preferred Stock and Series B Preferred Stock. Dividends are payable in cash or, at the Company's option, in additional shares of Preferred Stock. Dividends in arrears at March 31, 1998 for the Series A Preferred Stock and Series B Preferred Stock were approximately $63,000 and $298,000, respectively.

    The Series A Preferred Stock and the Series B Preferred Stock have a "Liquidation Preference" equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive payment of the Liquidation Preference before any payment is made to holders of Common Stock or any stock of the Company junior to the Series A Preferred Stock and Series B Preferred Stock.

    The holders of Series A Preferred Stock are able to convert the shares into Common Stock at a price equal to the lower of: (i) $18.30; or (ii) 85% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice. At March 31, 1998, the outstanding shares of the Series A Preferred Stock would have converted into approximately 1.3 million shares of Common Stock, if all holders converted on that date.

    If the conversion of the Series A Preferred Stock would result in the holders receiving more than 2,500,000 Shares of Common Stock, then the Company, at its option and under certain circumstances, may redeem any shares of Series A Preferred Stock in excess of 2,500,000 shares at a redemption price equal to:
(i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series A Preferred Stock which have not been converted on or before August 8, 2000 (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date based on the above conversion price. However, if, at the Maturity Date a Registration Statement covering the resale of the shares issuable upon conversion is not effective or a resale of the shares issuable upon conversion cannot be made pursuant to Rule 144(k), then the Company will be required to pay to the holders of Series A Preferred Stock, in cash, an amount equal to the Liquidation Preference for the shares which they own.

    The Series A Preferred Stock does not grant holders voting rights except that, so long as shares of Series A Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series A Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series A Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Company so as to adversely affect the Series A Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series A Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds $27.45.

    The holders of Series B Preferred Stock are able to convert the shares into Common Stock at a price equal to the lowest of: (i) 120% of the closing bid price for the Common Stock on the date of purchase of the Series B Preferred Stock (the "Fixed Conversion Price"); (ii) 92.5% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice; or (iii) if applicable, the lowest traded price of the Common Stock during the time when the Common Stock is not listed on a national securities exchange. At March 31, 1998, the outstanding shares of the Series B Preferred Stock would have converted into approximately 1.6 million shares of Common Stock, if all holders converted on that date.

    If the conversion of the Series B Preferred Stock would result in the holders receiving more than 2,000,000 Shares of Common Stock, then the Company may redeem any shares of Series B Preferred Stock in excess of 2,000,000 shares at a redemption price equal at its option and under certain circumstances to:
(i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series B Preferred Stock which have not been converted on or before three years after the date the Series B Preferred Stock was issued (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date based on the above conversion price. However, if at the Maturity Date a Registration Statement covering the resale of the shares issuable upon conversion is not effective or a resale of the shares issuable upon conversion cannot be made pursuant to Rule 144(k), then the Company will be required to pay to the holders of Series B Preferred Stock, in cash, an amount equal to the Liquidation Preference for the shares which they own.

    The Series B Preferred Stock does not grant holders voting rights except that, so long as shares of Series B Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series B Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series B Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Company so as to adversely affect the Series B Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series B Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds 150% of the Fixed Conversion Price.

    The following presents a summary of the Series A Preferred Stock and Series B Preferred Stock issued and converted during fiscal 1998:


                                            SERIES A        SERIES B
                                            --------        --------
Beginning balance                                  0               0
Shares issued                                 25,000          20,000
Shares converted into Common Stock           (10,665)              0
Shares issued for dividends                      759               0
                                           ---------        --------
Shares outstanding at March 31, 1998          15,094          20,000
                                           =========        ========

NOTE 12 -- EARNINGS (LOSS) PER SHARE

    Basic earnings (loss) per common share is computed by dividing net income
(loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes the incremental shares issuable upon the assumed exercise of stock options and warrants, using the treasury stock method.

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) from continuing operations per share computations (in thousands, except per share amounts):


                                                                       FIVE MONTHS
                                                     YEAR ENDED           ENDED          YEAR ENDED       YEAR ENDED
                                                  OCTOBER 31, 1995   MARCH 31, 1996    MARCH 31, 1997   MARCH 31 ,1998
                                                  ----------------   --------------    --------------   --------------
    INCOME (NUMERATOR):
    Net income (loss) from continuing
      operations                                  $        1,138      $         (953)  $       (2,107)   $      (28,763)
    Dividends and accretion applicable to
      convertible preferred stock                              0                   0                0            (7,100)
                                                  --------------      --------------   --------------    --------------
    Net income (loss) applicable to Common
      Stock                                       $        1,138      $         (953)  $       (2,107)   $      (35,863)
                                                  ==============      ==============   ==============    ==============

    SHARES (DENOMINATOR):
    Weighted average number of shares
      outstanding during the period                        6,160               6,334           10,141            20,762
    Incremental common shares attributable
      to dilutive options and warrants                         0                   0                0                 0
                                                  --------------      --------------   --------------    --------------
    Diluted shares outstanding during the
      period                                               6,160               6,334           10,141            20,762
                                                  ==============      ==============   ==============    ==============

    Basic earnings (loss) per share               $         0.18      $        (0.15)  $        (0.21)   $        (1.73)
                                                  ==============      ==============   ==============    ==============
    Diluted earnings (loss) per share             $         0.18      $        (0.15)  $        (0.21)   $        (1.73)
                                                  ==============      ==============   ==============    ==============


    Due to the net loss applicable to Common Stock for the five months ended March 31, 1996 and the years ended March 31, 1997 and 1998, the effect of dilutive stock options and warrants were not included as their effect would have been anti-dilutive. However, if the Company would have reported net earnings, the incremental shares attributable to dilutive stock options and warrants would have been 125,656 for the five months ended March 31, 1996, 236,469 for the year ended March 31, 1997 and 3,388,202 for the year ended March 31, 1998. Also, the potentially dilutive effect of the Company's convertible preferred stock were not used in the diluted earnings per share calculation as its effect was anti-dilutive.

NOTE 13 -- STOCK OPTIONS AND WARRANTS

Stock option plans
    On November 29, 1997, the Company's stockholders approved an amendment to the Company's 1996 Director Option Plan (the "Director Plan") to reserve an additional 100,000 shares for an aggregate 200,000 shares of Common Stock which can be issued under the Director Plan. The Director Plan provides for options to be granted to outside directors of the Company. Under the Director Plan, each outside director is automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director. Thereafter, each outside director is automatically granted an option to purchase 2,500 shares on January 15th of each year, as long as such outside director has served on the Board of Directors for at least one month. The options are granted at 100% of the market price on the date of the grant, become fully vested and exercisable on such date and expire 10 years from the date of the grant.

    On November 29, 1997, the Company's stockholders approved an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to reserve an additional 1,300,000 shares of Common Stock for an aggregate 2,600,000 shares of Common Stock which can be issued under the 1995 Plan. The 1995 Plan allows the Board of Directors to grant options to purchase shares to officers and employees in the form of either incentive stock options (ISO's) or nonstatutory stock options (NSO's). The Board of Directors determines, within limits set forth in the 1995 Plan, the term of each option, the option exercise price, the number of shares subject to each option and the times at and conditions under which each option is or becomes exercisable.

    During fiscal 1995, the Board of Directors terminated the 1986 Stock Option Plan with respect to future grants. The following summarizes the activity of the Director Plan, 1995 Plan and the 1986 Plan for the year ended October 31, 1995, the five months ended March 31, 1996 and the years ended March 31, 1997 and 1998, respectively:



                                                                       DIRECTOR & 1995 PLAN
                                   -------------------------------------------------------------------------------------------
                                           1995                   1996                  1997                     1998
                                   --------------------  --------------------- ----------------------  -----------------------
                                               WEIGHTED              WEIGHTED                WEIGHTED                 WEIGHTED
                                               AVERAGE               AVERAGE                 AVERAGE                  AVERAGE
                                               EXERCISE              EXERCISE                EXERCISE                 EXERCISE
                                      SHARES    PRICE     SHARES      PRICE      SHARES       PRICE       SHARES       PRICE
                                      ------    -----     ------      -----      ------       -----       ------       -----
       Beginning balance                   0    $ 0.00     51,000     $ 3.22     716,750      $ 3.92       752,500    $  4.03
       Granted                        51,000    $ 3.22    665,750     $ 3.97     110,000      $ 4.53     1,218,650    $ 16.01
       Exercised                           0    $ 0.00          0     $ 0.00     (16,750)     $ 2.90      (150,000)   $  4.00
       Canceled                            0    $ 0.00          0     $ 0.00     (57,500)     $ 3.89             0    $  0.00
                                     -------    ------    -------     ------     -------      ------     ---------    -------
       Ending balance                 51,000    $ 3.22    716,750     $ 3.92     752,500      $ 4.03     1,821,150    $ 12.05
                                     =======    ======    =======     ======     =======      ======     =========    =======
       Exercisable at end of
         period                       25,000    $ 2.50    669,750     $ 3.91     667,500      $ 3.96       649,333    $  5.28
                                     =======    ======    =======     ======     =======      ======     =========    =======
       Options available for
         grant                       449,000               83,250                630,750                   812,100
                                     =======              =======                =======                 =========


                                                                1986 PLAN
                                        ---------------------------------------------------------
                                                   1995                             1996
                                        --------------------------      -------------------------
                                                                                         WEIGHTED
                                                           OPTION                        AVERAGE
                                                          PRICE PER                      EXERCISE
                                           SHARES           SHARE          SHARES         PRICE
                                           ------           -----          ------         -----
       Beginning balance                    572,800     $1.90 - $6.00      304,800       $ 2.71
       Granted                                1,500     $1.57 - $1.63            0       $ 0.00
       Exercised                            (92,000)    $2.34 - $2.98     (108,636)      $ 2.55
       Canceled                            (177,500)    $2.23 - $3.56      (39,314)      $ 2.77
                                           --------     -------------     --------       ------
       Ending balance                       304,800     $1.57 - $6.00      156,850       $ 2.82
                                           ========     =============     ========       ======
       Exercisable at end of period         277,497     $1.88 - $6.00      141,788       $ 2.87
                                           ========     =============     ========       ======
       Options available for grant                0                              0
                                           ========                       ========


                                                                 1986 PLAN
                                        ----------------------------------------------------
                                                   1997                        1998
                                        --------------------------  ------------------------
                                                        WEIGHTED                    WEIGHTED
                                                        AVERAGE                     AVERAGE
                                                        EXERCISE                    EXERCISE
                                          SHARES         PRICE        SHARES         PRICE
                                          ------         -----        ------         -----
       Beginning balance                   156,850       $ 2.82          5,000       $ 2.50
       Granted                                   0       $ 0.00              0       $ 0.00
       Exercised                           (87,100)      $ 2.65         (5,000)      $ 2.50
       Canceled                            (64,750)      $ 3.07              0       $ 0.00
                                          --------                     -------
       Ending balance                        5,000       $ 2.50              0       $ 0.00
                                          ========                     =======
       Exercisable at end of period          5,000       $ 2.50              0       $ 0.00
                                          ========                     =======
       Options available for grant               0                           0
                                          ========                     =======

    The following table summarizes information about stock options outstanding at March 31, 1998:

                                         OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                         -------------------          -------------------
                                              WEIGHTED
                                              AVERAGE      WEIGHTED                WEIGHTED
                                             REMAINING     AVERAGE                 AVERAGE
                                            CONTRACTUAL    EXERCISE                EXERCISE
    RANGE OF EXERCISE PRICES      SHARES     LIFE (YRS)     PRICE      SHARES       PRICE
    ------------------------      ------     ----------     -----      ------       -----

       $2.50 to $7.00              606,000       6.9      $  4.05      578,500    $  4.00
       $10.00 to $15.13            697,900       4.7      $ 13.01       50,833    $ 13.38
       $16.50 to $22.13            517,250       4.9      $ 20.20       20,000    $ 21.50
                                ----------                           ---------
                                 1,821,150                             649,333
                                ==========                           =========


Warrants
    The Company issues warrants to purchase restricted Common Stock in connection with acquisitions or for issuance to employees or consultants for services. The summary of warrant activity for the year ended October 31, 1995, the five months ended March 31, 1996 and the years ended March 31, 1997 and 1998, respectively, is as follows:


                                 1995                  1996                   1997                     1998
                        --------------------- ---------------------  ----------------------  ----------------------
                                    WEIGHTED               WEIGHTED               WEIGHTED                 WEIGHTED
                                    AVERAGE                AVERAGE                AVERAGE                  AVERAGE
                                    EXERCISE               EXERCISE               EXERCISE                 EXERCISE
                          SHARES     PRICE      SHARES       PRICE      SHARES      PRICE       SHARES       PRICE
                          ------      -----     ------       -----      ------      -----       ------       -----
Beginning  balance              0    $ 0.00      10,000     $ 3.00       20,000    $ 3.50      2,015,038    $  4.65
Granted                    10,000    $ 3.00      10,000     $ 4.00    1,995,038    $ 4.66      7,016,925    $  9.69
Exercised                       0    $ 0.00           0     $ 0.00            0    $ 0.00       (702,654)   $  4.14
Canceled                        0    $ 0.00           0     $ 0.00            0    $ 0.00       (104,769)   $ 12.72
                           ------    ------      ------     ------    ---------    ------      ---------    -------
Ending balance             10,000    $ 3.00      20,000     $ 3.50    2,015,038    $ 4.65      8,224,540    $  8.89
                           ======    ======      ======     ======    =========    ======      =========    =======

    To facilitate a loan to the Company from a commercial bank, on January 7, 1997, Gerard M. Jacobs, T. Benjamin Jennings, Donald F. Moorehead, George O. Moorehead, Harold Rubenstein and Raymond F. Zack, each of whom is or was a director at the time of the loan, provided personal guaranties to a bank. In consideration for the guaranties, the Company issued warrants to these individuals to purchase an aggregate of 500,000 shares of restricted Common Stock of the Company at $4.00 per share (subject to certain restrictions). The value of the warrants were recorded as other financing costs and the Company recognized an expense of $151,000 for both the years ended March 31, 1997 and 1998 for the estimated fair value of the loan guaranty.

    In fiscal 1998, the Company recognized approximately $20.7 million of non-cash compensation expense associated with the issuance of warrants to certain employees, officers and directors. See Note 5 -- Non-recurring expenses.

    The following table summarizes information about compensation based warrants outstanding at March 31, 1998:


                                     WARRANTS OUTSTANDING             WARRANTS EXERCISABLE
                                     --------------------             --------------------
                                           WEIGHTED
                                            AVERAGE      WEIGHTED                   WEIGHTED
                                           REMAINING     AVERAGE                    AVERAGE
         RANGE OF                         CONTRACTUAL    EXERCISE                   EXERCISE
EXERCISE PRICES                SHARES     LIFE (YRS)      PRICE       SHARES         PRICE
------------------          ------------ ------------ ------------ ------------  ---------
$4.00 to $5.91                  805,000       4.67       $  5.81       805,000      $  5.81
$9.90 to $15.75               1,346,923       4.30       $ 11.86     1,195,673      $ 12.05


Pro forma disclosures

    The Company has adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." The Company continues to account for stock-based compensation under the provisions of APB 25, "Accounting for Stock Issued to Employees," and accordingly does not recognize compensation cost for options and warrants with exercise prices equal to market value at the date of grant. As required by SFAS No. 123, the following disclosure of pro forma information provides the effects on net loss and net loss per share as if the Company had accounted for its employee stock based compensation under the fair value method prescribed by SFAS No. 123 (in thousands, except per share data and assumptions):


                                                   FIVE MONTHS ENDED      YEAR ENDED         YEAR ENDED
                                                    MARCH 31, 1996      MARCH 31, 1997     MARCH 31, 1998
                                                    --------------      --------------     --------------
    Pro forma net loss                              $    (1,493)    $      (1,387)        $   (41,676)
    Pro forma basic and diluted net loss per
    share                                           $     (0.24)    $       (0.14)        $     (2.01)

    Assumptions:
    Expected life (years)                                     3                 3                   3
    Expected volatility                                    34.2%             60.0%               63.7%
    Dividend yield                                           --                --                  --
    Risk-free interest rate                                5.89%             6.52%               5.65%

    For the years ended March 31, 1997 and 1998, the weighted average fair value of options and warrants granted was as follows:

                                                     1997                               1998
                                                     ----                               ----
                                           SHARES          FAIR VALUE         SHARES          FAIR VALUE
                                           ------          ----------         ------          ----------
    Exercise price > Market price         95,000           $ 1.59             338,750        $  4.37
    Exercise price = Market price         15,000           $ 2.07           1,173,323        $  7.24
    Exercise price < Market price            n/a             n/a            1,858,500        $ 14.10

    The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option valuation model was originally developed for use in estimating the fair value of traded options, which have different characteristics than the Company's employee stock options and warrants. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. As a result, it is management's opinion that the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options and warrants.

NOTE 14 -- EMPLOYEE BENEFIT PLANS

401K and Profit Sharing Plans
    The Company and its wholly-owned subsidiaries sponsor qualified 401(k) plans and profit sharing plans covering certain eligible employees. Participants can elect to contribute up to a certain percentage of their qualified pre-tax compensation. Certain of the qualified 401(k) plans allow the Company to match a percentage of the contributions of participating employees as specified in the respective plans and also enable the Company to make a discretionary contribution based on the plan provisions. For the year ended October 31, 1995, the five months ended March 31, 1996 and the years ended March 31, 1997 and 1998, expense under the Company's 401(k) and profit sharing plans were approximately $14,000, $5,000, $68,000 and $382,000, respectively.

Defined Benefit Plans
    The Company's Bluestone subsidiary has a defined benefit pension plan covering certain employees and groups of employees. During fiscal 1998, the Company completed acquisitions in which it provided for the continuation of two defined benefit pension plans covering certain employees and groups of employees. Under the Company's pension plans, benefits are generally based on years of service and the employees' ending compensation. The Company's general funding policy is to contribute annually an amount that falls within the range determined to be deductible for federal tax purposes. Plan assets consist primarily of stocks, bonds and a receivable from the seller for a fully funded plan.

     Net pension cost includes the following components (in thousands):


                                           YEAR ENDED      FIVE MONTHS ENDED     YEAR ENDED          YEAR ENDED
                                        OCTOBER 31, 1995    MARCH 31, 1996     MARCH 31, 1997      MARCH 31, 1998
                                        ----------------    --------------     --------------      --------------
Service cost                            $           22      $            9     $           27     $          119
Interest cost                                       34                  16                 49                341
Actual return on plan assets                       (41)                (35)               (10)              (545)
Net amortization and deferral                       13                  23                (25)               247
                                       ---------------     ---------------    ----------------   ---------------
Net pension cost                       $            28     $            13    $            41    $           162
                                       ===============     ===============    ===============    ===============


     The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheets at (in thousands):

                                                         OCTOBER 31,       MARCH 31,         MARCH 31,        MARCH 31,
                                                            1995              1996             1997              1998
                                                            ----              ----             ----              ----
    Actuarial present value of benefit obligations:
      Vested benefit obligation                         $          513   $          548    $          591   $        7,797
      Non-vested benefit obligation                                 23              117                86              304
                                                        --------------  ---------------   ---------------  ---------------
      Accumulated benefit obligation                               536              665               677            8,101
      Excess of projected benefit obligation over
         accumulated benefit obligation                              0                0                 0            1,653
                                                        --------------  ---------------   ---------------  ---------------
      Projected benefit obligation                                 536              665               677            9,754
      Plan assets at fair value                                    511              566               551            8,586
                                                       ---------------  ---------------   ---------------  ---------------
      Projected benefit obligation in excess of
         plan assets                                                25               99               126            1,168
      Unrecognized net gain (loss)                                 (61)             (45)              (44)             197
      Prior service cost not yet recognized in net
         periodic pension cost                                     (55)            (134)             (122)            (111)
      Unrecognized transition obligation                            (9)              (8)               (7)              (6)
      Adjustment required to recognized minimum
         liability                                                 125              187               173              148
                                                       ---------------  ---------------   ---------------  ---------------
      Accrued pension liabilities                      $            25  $            99   $           126  $         1,396
                                                       ===============  ===============   ===============  ===============

     Significant assumptions used in determining the accumulated benefit obligations are:

                                                         OCTOBER 31,       MARCH 31,         MARCH 31,        MARCH 31,
                                                            1995              1996             1997              1998
                                                            ----              ----             ----              ----
    Discount rate                                           7.50%            7.50%             7.50%            7.50%
    Expected long-term rate of return on assets             7.75%            7.75%             7.75%         7.50 - 9.00%

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

Leases
    The Company leases certain facilities and equipment under operating leases expiring at various dates. Rent expense was $0.6 million and $3.1 million for the years ended March 31, 1997 and 1998, respectively. Most of the operating leases contain renewal options. Future minimum lease payments are as follows (in thousands):


FISCAL YEAR ENDING, MARCH 31
1999                                   $        3,448
2000                                            3,360
2001                                            3,069
2002                                            2,487
2003 and thereafter                             7,808

Environmental matters
    The Company is subject to comprehensive local, state, federal and international regulatory and statutory requirements relating to the acceptance, storage, handling and disposal of solid waste and waste water, air emissions, soil contamination and employee health, among others. The Company believes that it and its subsidiaries are in material compliance with currently applicable environmental and other applicable laws and regulations. The Company and its subsidiaries may, however, be required from time to time to engage in certain remedial activities with regard to sites owned or leased by the Company or its subsidiaries in connection with their business. Furthermore, the Company and its subsidiaries may be required to pay for a portion of the costs of certain remedial activities in regard to certain sites owned by third parties under applicable Federal Superfund laws and regulations. While it is not possible to predict the ultimate costs of resolving environmental matters, such costs are not expected to have a material effect on the consolidated financial condition or results of operations of the Company based on information currently available to the Company. However, there can be no assurance that potential damages, liabilities, expenditures, fines, and penalties will not have a material adverse effect on the Company's financial condition or results of operations. In addition, environmental legislation may in the future be enacted and create liability for past actions and the Company or its subsidiaries may be fined or held liable for damages.

Purchase of real property
    On January 7, 1997, the Company's HouTex subsidiary entered into a 10 year lease agreement with 15/21 Japhet Realty Ltd. ("Japhet"), which is principally owned by former HouTex shareholders. The lease agreement allows Japhet to sell the property to the Company for $4.0 million between the 54th month and the 89th month of the lease term. The Company also has an option to buy the property for $4.0 million during the same period.

Futures contracts
     The Company utilizes futures contracts in conjunction with the purchase of certain metals. The Company uses these contracts to hedge its firm sales price to customers. Such sales commitments amounted to approximately $1.0 million, $0.6 million, $0.5 million and $0.3 million for the year ended October 31, 1995, the five months ended March 31, 1996 and the years ended March 31, 1997 and 1998, respectively. Gains and losses on futures contracts are included in cost of sales in the period of sale. Gains and losses on futures contracts to hedge excess supply of inventory are recorded as a component of inventory cost. Outstanding futures contracts at March 31, 1997 and 1998 were not significant.

NOTE 16 -- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table sets forth certain unaudited quarterly financial information for the Company's last eight fiscal quarters (in thousands, except per share amounts)


                                                                           QUARTER ENDED
                                                                           -------------
                                                  JUNE 30            SEPT. 30          DEC. 31       MAR. 31
                                                  -------            --------          -------       -------
FISCAL 1997

Net sales                                     $      34,525    $      30,846    $      28,519     $      47,940
Gross profit                                          2,826            1,530            1,448             5,603
Net income (loss) from continuing operation            (218)          (1,207)          (1,223)              541
Net income from discontinued operations                 146              148               25               528
Net income (loss)                                       (72)          (1,059)          (1,198)            1,069
Basic earnings (loss) per share:
  Continuing operations                       $        (.02)   $        (.12)   $        (.12)    $         .05
  Discontinued operations                               .01              .01              .00               .05
  Net income (loss)                                    (.01)            (.11)            (.12)              .10
Diluted earnings (loss) per share:
  Continuing operations                       $        (.02)   $        (.12)   $        (.12)    $         .05
  Discontinued operations                               .01              .01              .00               .04
  Net income (loss)                                    (.01)            (.11)            (.12)              .09


                                                                               QUARTER ENDED
                                                                               -------------
                                                        JUNE 30          SEPT. 30          DEC. 31           MAR. 31
                                                        -------          --------          -------           -------
FISCAL 1998

Net sales                                            $      82,105    $     127,254     $     145,837     $     214,839
Gross profit                                                 7,374           11,264            12,532            20,971
Non-recurring expenses                                           0                0           (33,710)                0
Net income (loss) from continuing operations*                  286              228           (30,162)              885
Net income from discontinued operations                        101              107               (42)               34
Net income (loss)*                                             387              (37)          (36,375)              362
Basic earnings (loss) per share:
  Continuing operations*                             $         .02    $        (.01)    $       (1.67)    $         .01
  Discontinued operations                                      .01              .01              (.01)              .00
  Net income (loss)*                                           .03              .00             (1.68)              .01


Diluted earnings (loss) per share:
  Continuing operations*                             $         .02    $        (.01)     $       (1.67)    $        .01
  Discontinued operations                                      .01              .01              ( .01)             .00
  Net income (loss)*                                           .03              .00              (1.68)             .01

----------

* amounts include preferred stock dividends, accretion of preferred stock discount to redemption value and non-cash beneficial conversion feature of convertible preferred stock.

NOTE 17 -- SUBSEQUENT EVENTS

Purchase transactions

- In April 1998, the Company, through its Cozzi subsidiary, acquired certain assets of Midwest Industrial Scrap, Inc., located in Chicago, Illinois.

- In May 1998, the Company acquired substantially all of the assets of 138 Scrap, Inc. and Katrick, Inc., headquartered in Riverdale, Illinois.

NOTE 18 -- EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS REPORT

Purchase transactions

- In June 1998, a wholly owned subsidiary of the Company acquired certain assets related to the scrap metal businesses of Goldin Industries, Inc., Goldin of Alabama, Inc., and Goldin of Louisiana, Inc.

- In June 1998, a wholly owned subsidiary of the Company merged with and into Newell Recycling of Denver, Inc. ("Newell Denver"). Newell Denver acquired substantially all of the assets of Newell Recycling of Utah, LLC.

- On July 1, 1998 a wholly owned subsidiary of the Company acquired the common stock of Naporano Iron and Metal, Inc. and Nimco Shredding Co.